Exhibit 10.2
SUMMARY DESCRIPTION OF 2008 MICP
Purpose
Endocare’s 2008 Management Incentive Compensation Program (the “Program”) is a variable cash incentive program designed to motivate participants to achieve specific annual performance objectives and to reward them for their achievements when those objectives are met. Employees may elect to receive all or a portion of their incentive awards in the form of deferred stock units, instead of cash, under Endocare’s Employee Deferred Stock Unit Program.
Eligibility
Participants are approved solely at the discretion of the Compensation Committee of Endocare’s Board of Directors (the “Compensation Committee”). Executive officers, vice presidents and department directors are eligible to be considered for participation in 2008. The Compensation Committee in its sole discretion may permit other employees to participate.
Administration
The Compensation Committee is ultimately responsible for administering the Program. The Compensation Committee has all powers and discretion necessary or appropriate to review and approve the Program and its operation, including, but not limited to, the power to (a) determine which eligible participants shall be granted incentive awards, (b) prescribe the terms and conditions of incentive awards, (c) interpret the Program, (d) adopt rules for the administration, interpretation and application of the Program, and (e) interpret, amend or revoke any such rules. All determinations and decisions made by the Compensation Committee and any delegate of the Compensation Committee shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law. The Compensation Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Program to one or more directors and/or officers. The Compensation Committee in its sole discretion may amend or terminate the Program, or any part thereof, at any time and for any reason.
Award Determination
Incentives will be calculated using a formula based on (a) the participant’s salary, (b) the participant’s target incentive, and (c) the aggregate percentage achievement relative to the performance objectives.
Each participant’s target incentive is a percentage of the participant’s base salary earned in 2008. This percentage is determined by the Compensation Committee in its sole discretion based on each participant’s position and related responsibilities, except where a participant’s employment agreement or offer letter specifies such percentage (in which case such specified percentage is used, unless otherwise determined by the Compensation Committee in its sole discretion).
All participants have the same two performance objectives under the Program, consisting of one corporate objective relating to revenues (weighted 50%) and one corporate objective relating to profitability (weighted 50%), in each case as approved by the Compensation Committee in its sole discretion.
The 2008 MICP caps the amount that may be earned through overachievement of the revenue objective by establishing a maximum achievement percentage of 125% for the revenue objective. The 2008 MICP does not permit any additional amounts to be earned by overachieving the profitability objective.
For purposes of determining achievement under the 2008 MICP, the Compensation Committee has the authority to exclude the financial effects of any of the following transactions (proposed or consummated) that the Compensation Committee determines should be so excluded: (a) any acquisitions by Endocare of other companies or product lines; (b) any arrangements involving license grants by or to Endocare that are outside of the ordinary course of business; and (c) any other transactions that are outside of the ordinary course of business.
Award Payouts
Unless otherwise determined by the Compensation Committee in its sole discretion, award payouts will occur in the first quarter of 2009. Actual incentives payable, if any, depend on the amount by which each performance objective is exceeded or missed and will be determined by the Compensation Committee in its sole discretion. A participant shall have no right to any award until that award is actually paid to such participant.
General Provisions
Awards are subject to all withholding taxes and other required deductions. The Program does not constitute a guarantee of employment nor does it restrict Endocare’s right to terminate any participant’s employment at any time for any reason. The Compensation Committee in its sole discretion may modify or terminate the Program at any time, prospectively or retroactively, without notice or obligation. In addition, there is no obligation to extend the Program or establish a replacement program in subsequent years. The Program shall not be funded in any way. Endocare shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of awards. To the extent any person acquires a right to receive payment under the Program, such right will be no greater than the right of a general unsecured creditor of Endocare. To the extent not preempted by federal law, the Program shall be construed in accordance with, and governed by, the laws of the State of California without giving effect to any conflict of laws principles that would apply the laws of any other jurisdiction.